As filed with the Securities and Exchange Commission on June 11, 2021

Registration No. 333-217871

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

_________________

Applied Optoelectronics, Inc.

(Exact name of registrant as specified in its charter)

Delaware		76-0533927
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
13139 Jess Pirtle Blvd. Sugar Land, TX 77478 (281) 295-1800
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Applied Optoelectronics, Inc. Amended and Restated 2013 Equity Incentive Plan Applied Optoelectronics, Inc. 2021 Equity Incentive Plan
(Full title of the plan)
Stefan J. Murry Chief Financial Officer Applied Optoelectronics, Inc. 13139 Jess Pirtle Blvd. Sugar Land, TX 77478 (281) 295-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
David C. Kuo General Counsel Applied Optoelectronics, Inc. 13139 Jess Pirtle Blvd. Sugar Land, TX 77478 (281) 295-1800 ______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.001 per share	280,430	N/A	(2)	N/A	(2)	N/A

(1)	As described in the Explanatory Note below, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this “Post-Effective Amendment”) is being filed to provide that up to 280,430 shares of common stock, without par value (the “Common Stock”), of Applied Optoelectronics, Inc. (the “Company” or “Registrant”) originally registered upon filing of the Registration Statement on Form S-8 (File No. 333-217871) with the Securities and Exchange Commission (the “Commission”) on May 5, 2017 (the “Prior Registration Statement”) for issuance under the Applied Optoelectronics, Inc. Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”) may be issued under the Applied Optoelectronics, Inc. 2021 Stock Incentive Plan (the “2021 Plan” and together with the 2013 Plan, the “Plans”) once they are no longer issuable pursuant to the 2013 Plan. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered an undetermined number of additional shares of common stock that may become available for purchase in accordance with the provisions of the Plans in the event of any future change in the outstanding shares of common stock as a result of a stock dividend, stock split or similar adjustment.

(2)	The filing fee for the registration of the offer of shares of common stock under the 2013 Plan was paid in full upon the filing of the Prior Registration Statement (see Explanatory Note below).

EXPLANATORY NOTE

The Registrant filed the Prior Registration Statement with respect to 280,430 shares of the Registrant’s Common Stock issuable under the Amended and Restated 2013 Plan.

Upon shareholder approval of the 2021 Plan at the Registrant’s 2021 Annual Meeting of Shareholders on June 3, 2021 (the “Approval Date”), no further awards will be made under the 2013 Plan and any shares that are currently available for issuance under the 2013 Plan or that were subject to outstanding awards under the 2013 Plan as of the Approval Date that subsequently cease to be subject to such awards as a result of the forfeiture, cancellation or termination of such awards will become available for issuance under the 2021 Plan (the “Rollover Shares”).

The Registrant is filing this Post-Effective Amendment No. 1 to Form S-8 (the “Amendment”) pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to also cover the offer and sale of up to 280,430 Rollover Shares under the 2021 Plan (to the extent such shares are, or become, no longer issuable under the 2013 Plan, and instead are, or become, issuable under the 2021 Plan). For avoidance of doubt, the Amendment will not cause this registration statement to cover the offer and sale of any additional shares of the Registrant’s Common Stock that may be offered and sold under the 2021 Plan that were not previously issuable under the 2013 Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of documents by reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

a.	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2020 filed with the Commission on February 25, 2021 and amended Annual Report on Form 10-K/A filed on April 23, 2021, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);
b.	The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2021 filed on May 6, 2021 pursuant to Section 13(a) of the1934 Act;
c.	The Registrant’s Current Report on Form 8-K filed on January 11, 2021, February 25, 2021, April 9, 2021 and June 3, 2021 and amended current report on Form 8-K/A filed on April 23, 2021, and all other reports filed with the Commission pursuant to Sections 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in a. above;
d.	The description of the Registrant’s common stock, par value $0.001, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36083) filed with the Commission on September 23, 2013 pursuant to Section 12(b) of the 1934 Act, as updated by the description of the Registrant’s registered securities contained in Exhibit 4.4 to the Registrant’s annual report on Form 10-K for its fiscal year ended December 31, 2019, filed with the Commission on February 28, 2020, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.    Indemnification of Directors and Officers.

Delaware law provides a detailed statutory framework covering indemnification of directors, officers, employees or agents against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors, officers, employees or agents. Section 145 of the DGCL ("Section 145") provides that a director, officer, employee or agent of a corporation (i) shall be indemnified by the corporation for expenses actually and reasonably incurred in defense of any action or proceeding if such person is sued by reason of his service to the corporation, to the extent that such person has been successful in defense of such action or proceeding, or in defense of any claim, issue or matter raised in such litigation, (ii) may, in actions other than actions by or in the right of the corporation (such as derivative actions), be indemnified for expenses actually and reasonably incurred, judgments, fines and amounts paid in settlement of such litigation, even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and in a criminal proceeding, if he did not have reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses actually and reasonably incurred (but not judgments or settlements) in any action by the corporation or of a derivative action (such as a suit by a stockholder alleging a breach by the director or officer of a duty owed to the corporation), even if he is not successful, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification is permitted without court approval if the director has been adjudged liable to the corporation. Delaware law also permits a corporation to elect to indemnify its officers, directors, employees and agents under a broader range of circumstances than that provided under Section 145.

Provisions in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws limit or eliminate the personal liability of the Registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to the Registrant or the Registrant’s stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s amended and restated bylaws provide that:

•	the Registrant will indemnify its directors, officers and, in the discretion of the Registrant’s board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•	the Registrant will advance reasonable expenses, including attorneys' fees, to its directors and, in the discretion of the Registrant’s board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and certain of its executive officers. These agreements provide that the Registrant will indemnify each of its directors and certain of its executive officers to the fullest extent permitted by Delaware law.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Reference is made to the underwriting agreement filed as Exhibit 1.1 to Registrant’s Registration Statement on Form S-1 (Registration No. 333-190591), as amended, declared effective by the Commission on September 25, 2013, and the underwriting agreement filed as Exhibit 1.1 to Registrant’s Registration Statement on Form S-1 (Registration No. 333-194379), as amended, declared effective by the Commission on March 19, 2014, the equity distribution agreement filed as Exhibit 1.1 to Registrant’s Current Report on Form 8-K filed on July 14, 2015, with respect to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-204703) that was declared effective by the Commission on June 23, 2015, and the equity distribution agreement filed as Exhibit 1.1 to Registrant’s Current Report on Form 8-K filed on November 14, 2016, with respect to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-214146), declared effective by the Commission on November 1, 2016, pursuant to which the underwriters have agreed to indemnify the Registrant’s officers and directors against certain liabilities under the 1933 Act.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registrant's Form 10-Q filed on November 14, 2013 (File No. 001-36083)).
4.2	Amended and Restated Bylaws (incorporated by reference from Exhibit 3.2 to the Registrant's Form 10-Q filed on November 14, 2013 (File No. 001-36083)).
5.1	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered with respect to Applied Optoelectronics, Inc. Amended and Restated 2013 Stock Incentive Plan (incorporated by reference from Exhibit 5.1 to the Registrant’s Registration on Form S-8 filed on May 10, 2017 (File No. 333-217871)).
5.2*	Opinion of Perkins Coie LLP as to the legality of the securities being registered.
23.1	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1).
23.2*	Consent of Perkins Coie LLP (contained in Exhibit 5.2).
23.3*	Consent of Grant Thornton LLP.
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).
99.1	Applied Optoelectronics, Inc. Amended and Restated 2013 Stock Incentive Plan (incorporated by reference from Exhibit 10.6 to the Registrant's Form 10-K filed on March 9, 2017 (File No. 001-36083)).
99.2	Applied Optoelectronics, Inc. 2021 Stock Incentive Plan (incorporated by reference from Exhibit 10.1 to the Registrant's Form 8-K filed on June 3, 2021).

________________________

*       Filed herewith.

Item 9.	Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas on June 11, 2021.

APPLIED OPTOELECTRONICS, INC.

By:	/s/ Chih-Hsiang (Thompson) Lin
Chih-Hsiang (Thompson) Lin
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on June 11, 2021.

Signature	Date

/s/ Chih-Hsiang (Thompson) Lin	June 11, 2021
Chih-Hsiang (Thompson) Lin,
President, Chief Executive Officer and Chairman of the Board of Directors
(principal executive officer)

/s/ STEFAN J. MURRY	June 11, 2021
Stefan J. Murry,
Chief Financial Officer
(principal financial officer and principal accounting officer)

*	June 11, 2021
William H. Yeh,
Director

*	June 11, 2021
Richard B. Black,
Director

*	June 11, 2021
Che-Wei Lin,
Director

/s/ ELIZABETH LOBOA	June 11, 2021
Elizabeth Loboa,
Director

*	June 11, 2021
Min-Chu (Mike) Chen,
Director

/s/ CYNTHIA (CINDY) DELANEY	June 11, 2021
Cynthia (Cindy) DeLaney,
Director

* By:	/s/ STEFAN J. MURRY
STEFAN J. MURRY, Attorney-in-Fact